The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. We are not using this prospectus to offer to sell these securities or to solicit offers to buy these securities in any place where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-118308
Subject to Completion
Preliminary Prospectus Supplement dated June 8, 2006
PROSPECTUS SUPPLEMENT
(To prospectus dated September 28, 2004)
$200,000,000
AutoZone, Inc.
       % Senior Notes due 2016
The notes will mature on June 15, 2016. Interest on the notes will accrue from June      , 2006, the date of issuance, and the first interest payment date will be December 15, 2006.
We may redeem the notes in whole or in part at any time at the redemption prices described on page S-9.
See “Risk Factors” beginning on page S-5 for a discussion of certain risks that you should consider in connection with an investment in the notes.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Price to	Underwriting	Proceeds
	Public	Discounts	to Us
Per Note	%	%	%
Total	$	$	$
The notes will be unsecured obligations and will rank equally with our other unsecured liabilities that are not subordinated obligations. The notes will be issued in registered form in denominations of $1,000 and integral multiples thereof. The notes are not and will not be listed on any securities exchange.
The underwriter expects to deliver the notes to investors through the book-entry delivery system of The Depository Trust Company on or about June                     , 2006.
Joint Bookrunners

Merrill Lynch & Co.	JPMorgan
The date of this prospectus supplement is June      , 2006

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If any person provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.
When we refer to “we,” “our” and “us” in this prospectus supplement and the accompanying prospectus, we mean AutoZone, Inc., including, unless the context otherwise requires, its subsidiaries. When we refer to “you” or “yours,” we mean the holders of the notes offered hereby.

i

SUMMARY
This summary description of our business and the offering may not contain all the information that may be important to you. You should read this entire prospectus supplement and the accompanying prospectus, including the information set forth under the heading “Risk Factors” and the financial data and related notes included or incorporated by reference herein, before making an investment decision.
THE COMPANY
We are the nation’s leading specialty retailer of automotive parts and accessories, with most of our sales to do-it-yourself, or DIY, customers. We began operations in 1979 and at May 6, 2006, operated 3,791 stores including 92 in Mexico and excluding 8 stores that remain closed as a result of hurricanes. Each of our stores carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and re-manufactured automotive hard parts, maintenance items, accessories and non-automotive products. Many of our stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers and service stations. We also sell the ALLDATA brand automotive diagnostic and repair software. On the web, we sell diagnostic and repair information, automotive hard parts, maintenance items, accessories and non-automotive products through www.autozone.com. We do not derive revenue from automotive repair or installation. Our web site is not a part of this prospectus supplement
THE OFFERING
The following is a brief summary of some of the terms of this offering. It does not contain all of the information that you need to consider in making your investment decision. To understand all of the terms of the offering of the notes, you should carefully read this prospectus supplement and the accompanying prospectus.

The issuer	AutoZone, Inc.

Securities offered	$200,000,000 aggregate principal amount of % Senior Notes due 2016, which we refer to as the “notes.”

Interest rate	%

Original issue date	June , 2006.

Maturity date	June 15, 2016.

Interest payment dates	June 15 and December 15 of each year, commencing on December 15, 2006.

Redemption	We may redeem the notes, in whole at any time or in part from time to time, at our option, on not less than 30 nor more than 60 days’ notice, at the redemption prices described under “Description of Notes — Optional Redemption.”

Ranking	The notes:

• will be unsecured obligations;

• will rank equally and ratably with all our existing and future unsecured and unsubordinated debt and other liabilities;

• will be senior to any future subordinated debt and other liabilities;

• will be junior to any secured debt to the extent of the assets securing such debt and other liabilities; and

• will be effectively junior to all existing and future debt and other liabilities of our subsidiaries.

Covenants	The notes will contain covenants restricting our ability, subject to certain exceptions, to incur debt secured by liens, or to merge or consolidate with another entity or sell substantially all of our assets to another person.

Denominations	The notes will be issued in denominations of $1,000 and integral multiples thereof.

Form of notes	Book-entry form, represented by one or more global notes deposited with The Depository Trust Company, or DTC.

Trustee	J.P. Morgan Trust Company, National Association.

Use of proceeds	We estimate that we will receive net proceeds from this offering of approximately $ million, which we intend to use for general corporate purposes, including repaying, redeeming or repurchasing existing debt, including commercial paper, and for working capital, capital expenditures, new store openings, repurchases of common stock under our stock repurchase program and acquisitions.

Further issues	We may, without your consent, create and issue additional notes ranking equally and ratably with the notes and otherwise identical to the notes in all respects. These additional notes, if any, will form a single series with the notes and will have the same terms as to status, redemption or otherwise as the notes.
RISK FACTORS
Investment in the notes involves risks. You should carefully consider the information under “Risk Factors” and all other information in the prospectus supplement and accompanying prospectus.
ADDITIONAL INFORMATION
AutoZone, Inc. is a Nevada corporation. Our executive offices are located at 123 South Front Street, Memphis, Tennessee 38103, and our telephone number is (901) 495-6500. We maintain a website at www.autozone.com. Information contained on our website does not constitute a part of this prospectus supplement and is not incorporated by reference herein.

RISK FACTORS
An investment in our debt securities involves a degree of risk. You should carefully consider the risks and uncertainties described below and other information contained in this prospectus supplement and the accompanying prospectus before you decide whether to invest in our debt securities. If any of the following risks were to occur, our business, financial condition, results of operations and liquidity could be materially adversely affected. This may affect our ability to pay interest on such debt securities or repay the principal when due, and you may lose part or all of your investment.
Risks Related to the Company
We may not be able to increase sales by the same historic growth rates.
We have increased our store count in the past five fiscal years, growing from 2,928 stores at August 26, 2000, to 3,791 stores at May 6, 2006, an average store count increase per year of 5%. Additionally, we have increased annual revenues in the past five fiscal years from $4.5 billion in fiscal 2000 to $5.7 billion in fiscal 2005, an average increase per year of 5%. Annual revenue growth is driven by the opening of new stores and growth in same-store sales. Domestic same-store sales were approximately negative 2% in fiscal 2005. While growth in domestic same-store sales was approximately 1.1% through the first three quarters of fiscal 2006, we cannot assure you that we will experience an increase in same-store sales for the full 2006 fiscal year. Moreover, we cannot provide any assurance that we can continue to open stores or increase same-store sales.
Our business depends upon qualified employees.
At the end of fiscal 2005, our consolidated employee count was approximately 52,000. We cannot assure you that we can continue to hire and retain qualified employees at current wage rates. If we do not maintain competitive wages, our customer service could suffer by reason of a declining quality of our workforce. Alternatively, our earnings could decrease if we increase our wage rates.
If demand for our products slows, then our business may be materially affected.
Demand for products sold by our stores depends on many factors. In the short term, it may depend upon:

•	the number of miles vehicles are driven annually, as higher vehicle mileage increases the need for maintenance and repair. Mileage levels may be affected by gas prices and other factors.

•	the number of vehicles in current service that are seven years old and older, as these vehicles are no longer under the original vehicle manufacturers’ warranty and will need more maintenance and repair than younger vehicles.

•	the weather, as vehicle maintenance may be deferred in periods of inclement weather.

•	the economy. In periods of rapidly declining economic conditions, both retail DIY and commercial do-it-for-me, or DIFM, customers may defer vehicle maintenance or repairs. During periods of expansionary economic conditions, more of our DIY customers may pay others to repair and maintain their cars instead of working on their own vehicles or they may purchase new vehicles.
For the long term, demand for our products may depend upon:

•	the quality of the vehicles manufactured by the original vehicle manufacturers and the length of the warranties or maintenance offered on new vehicles.

•	restrictions on access to diagnostic tools and repair information imposed by the original vehicle manufacturers or by governmental regulation.

If we are unable to compete successfully against other businesses that sell the products that we sell, we could lose customers and our sales and profits may decline.
The sale of automotive parts, accessories and maintenance items is highly competitive based on many factors, including name recognition, product availability, customer service, store location and price. Competitors are rapidly opening locations near our existing stores. AutoZone competes as a supplier in both the DIY and DIFM auto parts and accessories markets.
Competitors include national, regional and local auto parts chains, independently owned parts stores, jobbers, repair shops, car washes and auto dealers, in addition to discount and mass merchandise stores, department stores, hardware stores, supermarkets, drugstores and home stores that sell aftermarket vehicle parts and supplies, chemicals, accessories, tools and maintenance parts. Although we believe we compete effectively on the basis of customer service, including the knowledge and expertise of our AutoZoners, merchandise quality, selection and availability, product warranty, store layout, location and convenience, price, and the strength of our AutoZone brand name, trademarks and service marks; some competitors may have competitive advantages, such as greater financial and marketing resources, larger stores with more merchandise, longer operating histories, more frequent customer visits and more effective advertising. If we are unable to continue to develop successful competitive strategies, or if our competitors develop more effective strategies, we could lose customers and our sales and profits may decline.
If we cannot profitably increase share in the commercial auto parts business, our sales growth may be limited.
Although we are one of the largest sellers of auto parts in the commercial market, to increase commercial sales we must compete against automotive aftermarket jobbers, in addition to other auto parts retailers that have entered the commercial business. Although we believe we compete effectively on the basis of customer service, merchandise quality, selection and availability, price, product warranty and distribution locations, and the strength of our AutoZone brand name, trademarks and service marks, some automotive aftermarket jobbers have been in business for substantially longer periods of time than we have, have developed long-term customer relationships and have larger available inventories. We can make no assurances that we can profitably develop new commercial customers or make available inventories required by commercial customers.
If our vendors continue to consolidate, we may pay higher prices for our merchandise.
In recent years, several of our vendors have merged and others have announced plans to merge. Further vendor consolidation could limit the number of vendors from which we may purchase products and could materially affect the prices we pay for these products.
Consolidation among our competitors may negatively impact our business.
In recent years, several large auto parts chains have merged. We do not know the impact these mergers will have upon competition in the retail automotive aftermarket. If our competitors are able to achieve efficiencies in their mergers, then there may be greater competitive pressures in the markets in which they are stronger.
War or acts of terrorism or the threat of either may negatively impact availability of merchandise and adversely impact our sales.
War or acts of terrorism, or the threat of either, may have a negative impact on our ability to obtain merchandise available for sale in our stores. Some of our merchandise is imported from other countries. If imported goods become difficult or impossible to bring into the United States, and if we cannot obtain such merchandise from other sources at similar costs, our sales and profit margins may be negatively affected.

In the event that commercial transportation is curtailed or substantially delayed, our business may be adversely impacted, as we may have difficulty shipping merchandise to our distribution centers and stores.
Rising fuel prices may negatively impact our profitability.
As mentioned above, rising fuel prices may impact demand for the products that we sell, overall transaction count and our profitability. Fuel prices impact our merchandise distribution, commercial delivery, utility, and product costs.
Risks Related to the Notes and our Indebtedness
Your right to receive payments of the notes is effectively subordinated to the rights of secured creditors.
Holders of our secured indebtedness and the secured indebtedness of any future guarantors will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing that other indebtedness. The notes will be effectively subordinated to all of our secured indebtedness to the extent of the assets securing such debt. In the event of any distribution or payment of our assets or any pledged capital stock in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those of our assets and any pledged capital stock that constitute their collateral. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of secured indebtedness.
If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.
Any default under the agreements governing our indebtedness, including a default under our existing credit facility that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness could make us unable to pay principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including our existing credit facility), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our existing credit facility could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to seek to obtain waivers from the required lenders under our existing credit facility or other debt that we may incur in the future to avoid being in default. If we breach our covenants under our existing credit facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our existing credit facility, the lenders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation. If we are unable to repay debt, lenders having secured obligations could proceed against the collateral securing the debt. Because the indenture governing the notes, the indentures governing our notes that are currently outstanding and the agreements governing our existing credit facility will have customary cross-default provisions, if the indebtedness under the notes or under our existing credit facility or any of our other facilities is accelerated, we may be unable to repay or finance the amounts due. See ”Description of Notes.”

If an active trading market does not develop for these notes you may not be able to resell them.
Prior to this offering, there was no public market for these notes and we cannot assure you that an active trading market will develop for the notes. We do not intend to apply for the listing of the notes on any securities exchange. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all. Future trading prices of the notes will depend on many factors, including, among other things, our ability to effect the exchange offer, prevailing interest rates, our operating results and the market for similar securities. We have been informed by the underwriters that they currently intend to make a market in these notes after this offering is completed. However, the underwriters may cease their market-making at any time.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference are forward-looking statements. Forward-looking statements typically use words such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” and similar expressions. These statements are based on assumptions and assessments made by our management in light of experience and perception of historical trends, current conditions, expected future developments and other factors that they believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation, the risks set forth in the risk factors section above. Forward-looking statements are not guarantees of future performance and actual results; developments and business decisions may differ from those contemplated by such forward-looking statements, and such events could materially and adversely affect our business. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results may materially differ from anticipated results.
USE OF PROCEEDS
We estimate that the net proceeds from this offering, after deducting estimated fees and expenses, will be approximately $                million. We intend to use the net proceeds from this offering for general corporate purposes, including repaying, redeeming or repurchasing existing debt, including commercial paper, and for working capital, capital expenditures, new store openings, repurchases of common stock under our stock repurchase program and acquisitions. We may invest funds not required immediately for these purposes in short-term, interest-bearing or other investment grade securities.
RATIO OF EARNINGS TO FIXED CHARGES
Our consolidated ratio of earnings to fixed charges is as follows for the periods indicated:

	Fiscal Year Ended,
											Thirty-Six
	August 25,		August 31,		August 30,		August 28,		August 27,		Weeks Ended
	2001(a)		2002		2003		2004		2005		May 6, 2006

Ratio of earnings to fixed charges	3.4	x	8.0	x	7.9	x	7.9	x	7.0	x	6.3x

(a)	Income before income taxes for the fiscal year ended August 25, 2001 reflects the impact of pre-tax restructuring and impairment charges of $156.8 million.
We have computed the ratio of earnings to fixed charges by dividing earnings by fixed charges. For this purpose, “earnings” consist of income before taxes plus fixed charges (excluding capitalized interest), and “fixed charges” consist of interest expense on all indebtedness, capitalized interest, amortization of debt issuance costs and the portion of rent expense on operating leases deemed representative of interest.

DESCRIPTION OF NOTES
The following description of the terms and provisions of the notes supplements the description in the accompanying prospectus of the general terms and provisions of the debt securities, to which description reference is hereby made.
General
The notes will initially be limited to $200,000,000 aggregate principal amount, subject to increase as set forth under “Further Issues” below. The notes will mature on June 15, 2016 and will bear interest at a rate of      % per year.
The notes will constitute a series of debt securities under the indenture dated as of August 8, 2003, between AutoZone, Inc. and J.P. Morgan Trust Company, National Association, as successor in interest to Bank One Trust Company, N.A., as trustee, which is described in the accompanying prospectus.
Interest on the notes will accrue from June      , 2006, and will be payable semiannually in arrears on June 15 and December 15 of each year, beginning on December 15, 2006, to the persons in whose names the notes are registered at the close of business on the June 1 and December 1 preceding the respective interest payment dates. The initial interest period will be longer than the normal interest period, and you will not receive your first interest payment until December 15, 2006. If any payment date is not a business day, then payment will be made on the next business day, but without any additional interest or other amount. Interest will be computed on the notes on the basis of a 360-day year of twelve 30-day months.
The notes will be senior unsecured obligations of AutoZone, Inc. and will rank equally and ratably with all other unsecured and unsubordinated indebtedness of AutoZone, Inc. from time to time outstanding.
The notes will not be subject to any sinking fund.
The notes will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “Global Securities” in the accompanying prospectus. The notes will be issued only in minimum denominations of $1,000, and integral multiples of $1,000.
As of May 6, 2006, we had approximately $1.5 billion of senior indebtedness outstanding, including approximately $2.1 million in secured indebtedness outstanding (including capital leases).
Optional Redemption
The notes will be redeemable, in whole at any time or in part from time to time, at our option, at a redemption price equal to accrued and unpaid interest on the principal amount being redeemed to the date of redemption plus the greater of:

•	100% of the principal amount of the notes to be redeemed; and

•	the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus basis points, as determined in good faith by us.
“Adjusted Treasury Rate” means, with respect to any date of redemption, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that date of redemption.
“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be used, at the time of selection and under customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.
“Comparable Treasury Price” means, with respect to any date of redemption, the average of the Reference Treasury Dealer Quotations for the date of redemption, after excluding the highest and lowest Reference Treasury Dealer Quotations, or if the trustee obtains fewer than three Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations.
“Quotation Agent” means J.P. Morgan Securities Inc., Merrill Lynch Government Securities Inc. or Merrill Lynch, Pierce, Fenner & Smith Incorporated or another Reference Treasury Dealer appointed by us.
“Reference Treasury Dealer” means each of J.P. Morgan Securities Inc. and Merrill Lynch Government Securities Inc. and their respective successors and three other primary treasury dealers we select. If any of the foregoing ceases to be a primary treasury dealer in New York City, we must substitute another primary treasury dealer.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day before the date of redemption.
Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each holder of the notes to be redeemed. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the notes or portions of the notes called for redemption.
Further Issues
We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional notes ranking equally and ratably with the notes and otherwise identical to the notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such additional notes or except, in some cases, for the first payment of interest following the issue date of such additional notes). Such additional notes, if any, will form a single series with the notes and will have the same terms as to status, redemption or otherwise as the notes.
Concerning the Trustee
J.P. Morgan Trust Company, National Association, as successor in interest to Bank One Trust Company, N.A., is the trustee under the indenture. J.P. Morgan Trust Company, National Association is an affiliate of J.P. Morgan Securities Inc., one of the underwriters in this offering. We also maintain deposit accounts and conduct other banking transactions with the trustee and its affiliates in the ordinary course of business.
JPMorgan Chase & Co. has entered into an agreement with The Bank of New York Company, Inc. pursuant to which JPMorgan intends to exchange portions of its corporate trust business, including municipal and corporate debt trusteeships, for Bank of New York’s consumer, small business and middle market banking businesses. This transaction has been approved by both companies’ boards of directors and is subject to regulatory approvals. It is expected to close late in the third quarter or in the fourth quarter of 2006.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our common stock is listed and traded on the New York Stock Exchange (the “NYSE”). You may also inspect the information we file with the SEC at the NYSE’s offices at 20 Broad Street, New York, New York 10005. Information about us is also available at our Internet site at www.autozoneinc.com. However, the information on our Internet site is not a part of this prospectus supplement or the accompanying prospectus.
The SEC allows us to “incorporate by reference” in this prospectus supplement and the accompanying prospectus the information in the documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement and the accompanying prospectus. We incorporate by reference in this prospectus supplement and the accompanying prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities that may be offered by this prospectus supplement:

•	Annual Report on Form 10-K for the year ended August 27, 2005, as amended by the amendment thereto filed on Form 10-K/ A;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended November 19, 2005, February 11, 2006 and May 6, 2006; and

•	Current Reports on Form 8-K dated September 29, 2005, October 19, 2005, March 22, 2006, April 19, 2006 and May 5, 2006; and

•	Definitive proxy statement filed with the SEC on October 26, 2005.
We are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules.
You may obtain a copy of any or all of the documents referred to above which have been or will be incorporated by reference into this prospectus supplement and accompanying prospectus (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address:
AutoZone, Inc.
123 South Front Street
Memphis, Tennessee 38103
Attn: Investor Relations
(901) 495-6500

UNDERWRITING
Subject to the terms and conditions of the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name below at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement:

Principal
Underwriter	Amount of Notes

Merrill Lynch, Pierce, Fenner & Smith Incorporated
J.P. Morgan Securities Inc.

Total	$
The underwriting agreement provides that the obligations of the several underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions, including delivery of customary certificates and opinions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.
We have been advised by the representatives of the underwriters that the underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed      % of the principal amount of the notes. The underwriters may allow, and dealers may reallow, a concession not to exceed      % of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and other selling terms.
The following table summarizes the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes and in total):

Paid by Us

Per Note		%
Total	$
We estimate that our total expenses for this offering will be approximately $340,000.
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.
The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.
In connection with the offering of the notes, certain of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering, creating a short position. In addition, the underwriters may bid for, and purchase, the notes in the open market to cover short positions or to stabilize the price of the notes. Any of these activities may stabilize or maintain the market price of the notes above independent market levels, but no representation is made hereby of the magnitude of any effect that the transactions described above may have on the market price of the notes. The underwriters will not be required to engage in these activities, and may engage in these activities, and may end any of these activities at any time without notice.
The underwriters and their affiliates have engaged in, and may in the future engage in commercial and investment banking services, hedging services and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.
LEGAL MATTERS
The validity of the notes will be passed upon for us by Bass, Berry & Sims PLC, Memphis, Tennessee. Other legal matters with respect to the notes will be passed upon by Schreck Brignone, Las Vegas, Nevada, and by Harry L. Goldsmith, Esq., our Executive Vice President, General Counsel and Secretary. As of May 31, 2006, Mr. Goldsmith beneficially owned 104,210 shares of our common stock, including 94,500 shares that may be acquired upon exercise of stock options either immediately or within 60 days of that date. The validity of the notes will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York.
EXPERTS
Ernst & Young LLP, an independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended August 27, 2005, as set forth in its reports, which are incorporated by reference in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on its authority as experts in accounting and auditing.

PROSPECTUS

AutoZone, Inc.

$300,000,000

Debt Securities

        We may offer and sell the debt securities from time to time in one or more offerings. This prospectus provides you with a general description of the debt securities that we may offer.

      Each time we sell debt securities we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the debt securities offered. The prospectus supplement may also add to, update or change information contained in this prospectus. You should carefully read this prospectus and any prospectus supplement before you invest in any of our debt securities.

      We may offer and sell senior and subordinated debt securities under this prospectus.

      We have not yet determined whether any of the debt securities will be listed on any exchange or over-the-counter market. If we decide to seek the listing of the debt securities, the prospectus supplement relating to such debt securities will disclose the exchange or market on which the debt securities will be listed.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      The debt securities will be sold directly by us, through agents, dealers or underwriters designated from time to time, or through a combination of such methods. If our agents or any dealers or underwriters are involved in the sale of the debt securities, the names of such agents, dealers or underwriters and any applicable commissions or discounts will be set forth in the applicable prospectus supplement.

      This prospectus may not be used to consummate sales of debt securities unless accompanied by an applicable prospectus supplement.

The date of this prospectus is September 28, 2004.

ABOUT THIS PROSPECTUS

      This prospectus is part of a “shelf” registration statement that we filed with the Securities and Exchange Commission, or “SEC,” under the Securities Act of 1933, as amended, or “Securities Act.” By using a shelf registration statement, we may sell from time to time and in one or more offerings up to $300,000,000 aggregate offering price of any combination of the debt securities described in this prospectus. This prospectus only provides you with a general description of the debt securities that we may offer. Each time we sell debt securities, we will provide a supplement to this prospectus that contains specific information about the terms of the debt securities being sold. The prospectus supplement may also add to, update or change information contained in this prospectus. Before purchasing any debt securities, you should carefully read both this prospectus and any prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

      You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these debt securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any prospectus supplement is accurate only as of the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

      When we refer to “we,” “our” and “us” in this prospectus, we mean AutoZone, Inc., including, unless the context otherwise requires or as otherwise expressly stated, our subsidiaries. When we refer to “you” or “yours,” we mean the purchasers of the applicable series of debt securities.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by us with the SEC at the SEC’s public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC’s public reference facilities.

      The SEC also maintains a web site at “http://www.sec.gov” that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. Our filings with the SEC are also available to the public from commercial document retrieval services.

      Our common stock is listed on the New York Stock Exchange (NYSE: AZO), and reports, proxy statements and other information concerning us can also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. Copies of this information may also be inspected at the reading room of the library of the National Association of Securities Dealers, Inc., 1734 K Street, N.W., Washington, D.C. 20006.

      Our web site address is “http://www.autozone.com.” The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

      This prospectus is part of a registration statement that we filed with the SEC. The full registration statement may be obtained from the SEC or us, as indicated below. Forms of the indenture and other documents establishing the terms of the offered debt securities are filed as exhibits to the registration statement. Statements in this prospectus about these documents are summaries. You should refer to the actual documents for a more complete description of the relevant matters.

i

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The rules of the SEC allow us to “incorporate by reference” the reports and documents we file with the SEC, which means that we can disclose important information to you by referring you to another document filed separately with SEC. The information incorporated by reference is deemed to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the documents set forth below that we have previously filed with the SEC and any future filings made under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or “Exchange Act.” These documents contain important information about us:

•	our Annual Report on Form 10-K for the fiscal year ended August 30, 2003 (filed with the SEC on October 30, 2003);

•	our Proxy Statement on Schedule 14A (filed with the SEC on October 31, 2003) for the Annual Meeting of Stockholders held on December 11, 2003;

•	our Quarterly Reports on Forms 10-Q for the quarters ended November 22, 2003 (filed with the SEC on December 23, 2003), February 14, 2004 (filed with the SEC on March 15, 2004), and May 8, 2004 (filed with the SEC on June 7, 2004);

•	our Current Reports on Form 8-K, filed with the SEC on November 3, 2003, November 5, 2003, November 6, 2003, and June 30, 2004; and

•	all documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of debt securities offered by this prospectus.

      Notwithstanding the foregoing, information that we furnish under Items 9 and 12 of the SEC’s instructions to Form 8-K, including the related Exhibits, is not incorporated by reference in this prospectus, the registration statement of which this prospectus is a part, or any prospectus supplement.

      We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents described above, except for exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents. Requests should be addressed to:

Secretary
AutoZone, Inc.
123 South Front Street
Memphis, Tennessee 38103
(901) 495-6500

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AUTOZONE, INC.

      We are the nation’s leading specialty retailer of automotive parts and accessories, with most of our sales to do-it-yourself, or DIY, customers. We began operations in 1979, and at May 8, 2004, operated 3,337 stores in the United States and 60 in Mexico. Each store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and re-manufactured automotive hard parts, maintenance items, accessories, and non-automotive products. We also have a commercial sales program in the United States that provides commercial credit and prompt delivery of parts and other products to repair garages, dealers and service stations. We do not derive revenue from the sale of tires or from automotive repair or installation.

      We also sell automotive diagnostic and repair information software through our ALLDATA subsidiary. Via the Internet, we sell diagnostic and repair information through alldatadiy.com and auto parts and accessories through autozone.com.

      Our executive offices are located at 123 South Front Street, Memphis, Tennessee 38103, and our telephone number is (901) 495-6500. AutoZone, Inc. is a Nevada corporation.

FORWARD-LOOKING STATEMENTS

      All statements included or incorporated by reference in this prospectus, other than statements of historical fact, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements (as the term is defined in Section 27A of the Securities Act and Section 21E of the Exchange Act). Forward-looking statements typically use words such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” and similar expressions. These are based on assumptions and assessments made by our management in light of experience and perception of historical trends, current conditions, expected future developments and other factors our management believes to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including those risks described in any supplement to this prospectus under “Risk Factors,” and elsewhere in documents filed with the SEC and incorporated by reference into this prospectus, as well as other factors that our management has not yet identified. Forward-looking statements are not guarantees of future performance and actual results, developments and business decisions may differ from those contemplated by such forward-looking statements and such events could materially and adversely affect our business. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

RATIO OF EARNINGS TO FIXED CHARGES

      Our consolidated ratio of earnings to fixed charges is as follows for the periods indicated:

Thirty-six
Fiscal Year Ended					Weeks Ended

August 28,	August 26,	August 25,	August 31,	August 30,	May 10,	May 8,
1999	2000	2001(a)	2002	2003	2003	2004

6.8x	5.4x	3.4x	8.0x	7.9x	7.0x	7.3x

(a)	Income before income taxes for the fiscal year ended August 2001 reflects the impact of pretax restructuring and impairment charges of $156.8 million.

      We have computed the ratio of earnings to fixed charges by dividing earnings by fixed charges. For this purpose, “earnings” consist of income before taxes plus fixed charges (excluding capitalized interest), and “fixed charges” consist of interest expense on all indebtedness, capitalized interest, amortization of debt issuance costs and the portion of rent expense on operating leases deemed representative of interest.

USE OF PROCEEDS

      Except as set forth in a prospectus supplement, we intend to use the net proceeds from the sale of the debt securities offered hereby for general corporate purposes, including repaying, redeeming or repurchasing outstanding debt and for working capital, capital expenditures, new store openings, stock repurchases and acquisitions. We may invest funds not required immediately for such purposes in short-term, interest-bearing and other investment grade securities.

DESCRIPTION OF DEBT SECURITIES

      The following text describes the general terms and provisions of debt securities that we may offer from time to time. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the prospectus supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. In this section entitled “Description of Debt Securities,” references to “we,” “us,” “our,” and “AutoZone” include only AutoZone, Inc. and not any of its subsidiaries.

      We may offer under this prospectus up to $300,000,000 in aggregate principal amount of debt securities, or if debt securities are issued at a discount, or in a foreign currency or composite currency, such principal amount as may be sold for an initial public offering price of up to $300,000,000. We may offer either senior debt securities or subordinated debt securities. The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the “debt securities.” Unless otherwise specified in a supplement to this prospectus, the senior debt securities will be our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities generally will be entitled to payment only after payment of our senior debt. See “— Subordination” below.

      The debt securities will be issued under an indenture between us and J.P. Morgan Trust Company, National Association, successor in interest to Bank One Trust Company, N.A. The indenture describes the terms of the debt securities and does not limit the amount of debt securities or other unsecured, senior debt we may issue. We have summarized the general features of the debt securities to be governed by the indenture. The summary is not complete. The indenture has been incorporated by reference as an exhibit to the registration statement that we have filed with the SEC, of which this prospectus forms a part. We encourage you to read the indenture. Capitalized terms used in this description of our debt securities have the meanings specified in the indenture.

General

      The terms of each series of debt securities will be established by our board of directors or a committee thereof and set forth or determined in the manner provided in an officers’ certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series, including any pricing supplement.

      We can issue debt securities under the indenture in one or more series with the same or various maturities, at par, at a premium or at a discount. We need not issue all debt securities of one series at the same time and, unless otherwise provided, we may without the consent of the holders of the debt securities of that series reopen a series and issue additional debt securities of that series. We will set forth in a prospectus supplement the aggregate principal amount of any series of debt securities being offered and the following terms of such debt securities:

•	the title of the debt securities;

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities and whether the debt securities are to be issued with original issue discount within the meaning of Section 1273(a) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities;

•	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where principal of, and premium and interest on, the debt securities will be payable;

•	the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of debt securities;

•	the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the entire principal amount;

•	the currency of denomination of the debt securities;

•	the designation of the currency, currencies or currency units in which payment of principal of, and premium and interest on, the debt securities will be made;

•	if payments of principal of, or premium or interest on, the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	the manner in which the amounts of payment of principal of, or premium or interest on, the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any collateral securing or guarantees of payments of principal of, or premium or interest on, the debt securities;

•	any addition to or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any conversion provisions, including the conversion price, the conversion period, provisions as to whether conversion will be mandatory, at the option of the holder or at our option, the events requiring an adjustment of the conversion price and provisions affecting conversion if such series of debt securities are redeemed;

•	whether the debt securities will be senior debt securities or subordinated debt securities and, if applicable, a description of the subordination terms thereof;

•	any depositories, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;

•	whether the debt securities will be listed on any securities exchange or included in any other market or quotation or trading system; and

•	any other terms of the debt securities, which may modify, delete, supplement or add to any provision of the indenture as it applies to that series.

      We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

      If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of, and premium and interest on, any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

      Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as depositary, or a nominee (which we refer to, in the case of any debt security represented by a global debt security, as a “book-entry debt security”), or a certificate issued in definitive registered form (which we refer to, in the case of any debt security represented by a certificated security, as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Securities” below, book-entry securities will not be issuable in certificated form.

      You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

      You may effect the transfer of certificated debt securities and the right to receive the principal of, and any premium and interest on, certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

      We will not be required:

•	to issue, register the transfer of, or exchange debt securities for the period beginning at the opening of business fifteen days immediately preceding the mailing of a notice of redemption of debt securities selected for redemption and ending at the close of business on the day of such mailing; or

•	to register the transfer of or exchange debt securities selected, called or being called for redemption as a whole or the portion being redeemed of any such security selected, called or being called for redemption in part.

No Protection in the Event of a Change of Control

      Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Covenants

      Limitation on Liens. The indenture will provide that we will not, and will not permit any of our subsidiaries to, create, incur, issue, assume or guarantee any debt secured by a lien (other than permitted liens) upon any property, or upon shares of capital stock or evidence of debt issued by any of our subsidiaries and owned by us or by any other of our subsidiaries, owned on the date of issuance of any senior debt securities, without making effective provision to secure all of the senior debt securities, equally and ratably with any and all other debt secured thereby, so long as such debt shall be so secured.

Definitions.

      The indenture defines the following terms used in this section:

      “Capital stock” means the capital stock of every class whether now or hereafter authorized, regardless of whether such capital stock shall be limited to a fixed sum or percentage with respect to the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the corporation.

      “Consolidated net tangible assets” means the aggregate amount of our assets (less applicable reserves and other properly deductible items) and our consolidated subsidiaries’ assets after deducting therefrom (a) all current liabilities (excluding any debt for money borrowed having a maturity of less than 12 months from the date of our most recent consolidated balance sheet but which by its terms is renewable or extendible beyond 12 months from such date at the option of the borrower) and (b) all goodwill, trade names, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent consolidated balance sheet of us and our consolidated subsidiaries and computed in accordance with generally accepted accounting principles.

      “Lien” means, with respect to any property, any mortgage or deed of trust, pledge, hypothecation, security interest, lien, encumbrance or other security arrangement of any kind or nature on or with respect to such property. “Permitted liens” mean:

•	liens (other than liens created or imposed under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), for taxes, assessments or governmental charges or levies not yet due or liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with U.S. generally accepted accounting principles (“GAAP”) have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

•	statutory liens of landlords and liens of mechanics, materialmen and suppliers and other liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that any such liens which are material secure only amounts not yet due and payable or, if due and payable, which are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such lien is not yet subject to foreclosure, sale or loss on account thereof);

•	liens (other than liens created or imposed under ERISA) incurred or deposits made by us and our subsidiaries in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

•	liens in connection with attachments or judgments (including judgment or appeal bonds), provided that the judgments secured shall, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall have been discharged within 30 days after the expiration of any such stay;

•	liens securing indebtedness incurred to finance the purchase price or cost of construction of property (or additions, substantial repairs, alterations or substantial improvements thereto), provided that such liens and the indebtedness secured thereby are incurred within twelve months of the later of acquisition or completion of construction (or addition, repair, alteration or improvement) and full operation thereof;

•	liens securing industrial revenue bonds, pollution control bonds or similar types of tax-exempt bonds;

•	liens arising from deposits with, or the giving of any form of security to, any governmental agency required as a condition to the transaction of business or exercise of any privilege, franchise or license;

•	easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered property for its intended purposes;

•	leases or subleases granted to others not interfering in any material respect with our business, including our subsidiaries, taken as a whole;

•	liens on property at the time such property is acquired by us or any of our subsidiaries;

•	liens on property of any person at the time such person becomes one of our subsidiaries;

•	liens on receivables from customers sold to third parties pursuant to credit arrangements in the ordinary course of business;

•	liens existing on the date of the indenture to secure debt existing on the date of the indenture or any extensions, amendments, renewals, refinancings, replacements or other modifications thereto;

•	liens on any property created, assumed or otherwise brought into existence in contemplation of the sale or other disposition of the underlying property, whether directly or indirectly, by way of share disposition or otherwise;

•	liens securing debt of one of our subsidiaries owed to us or to another one of our subsidiaries;

•	liens in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments;

•	liens to secure debt of joint ventures in which we or any of our subsidiaries has an interest, to the extent such liens are on property of, or equity interests in, such joint ventures; and

•	other liens on our property and the property of our subsidiaries; provided that (1) the aggregate fair market value of property owned or leased by us or any of our significant subsidiaries as of July 22, 1998 (including property later acquired specifically to replace property owned or leased on such date and property acquired with the proceeds of the sale or refinancing of property owned or leased on such date) subject to such other liens permitted only pursuant to this clause does not exceed 15% of our consolidated net tangible assets or (2) with respect to property acquired after July 22, 1998, such property shall have been or shall be acquired in the ordinary course of business.

      The above-referenced July 22, 1998 in the preceding clause is the date of our prior senior indenture under which we have issued several outstanding series of senior notes.

      “Property” means any building, structure or other facility, together with the land upon which it is erected and fixtures comprising a part thereof, used primarily for selling automotive parts and accessories or the warehousing or distributing of such products, owned or leased by us or any one of our significant subsidiaries.

      “Significant subsidiaries” means any of our subsidiaries that is a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as amended.

      We will set forth in the applicable prospectus supplement any other restrictive covenants applicable to any issue of debt securities.

Consolidation, Merger and Sale of Assets

      We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person, which we refer to as a successor person, unless:

•	we are the surviving corporation or the successor person (if other than AutoZone) is organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture;

•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under the indenture; and

•	certain other conditions are met.

      Notwithstanding the foregoing, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties and assets to us.

No Restriction on Sale or Issuance of Stock of Subsidiaries

      The indenture does not contain covenants that prevent us from selling, transferring or otherwise disposing of any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, voting stock of any of our subsidiaries, nor does it prohibit any subsidiary from issuing any shares of, securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, voting stock of such subsidiary.

Effect of Corporate Structure

      The debt securities are exclusively obligations of AutoZone. Because most of our operations are currently conducted through subsidiaries, our cash flow and our consequent ability to service our debt, including the debt securities, are dependent, in part, upon the earnings of our subsidiaries and the distribution of those earnings to us or upon loans or other payments of funds by those subsidiaries to us. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the debt securities or to make any funds available for such payments, whether by dividends, loans or otherwise. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations.

      The debt securities will be effectively subordinated to all indebtedness and other liabilities, including current liabilities and commitments under leases, if any, of our subsidiaries. Any right we have to receive assets of any of our subsidiaries upon the liquidation or reorganization of a subsidiary (and the consequent right of the holders of the debt securities to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors (including trade creditors), except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinated to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to any of the indebtedness held by us.

Events of Default

      Unless we state otherwise in the applicable pricing supplement, the term “event of default” means, with respect to any series of debt securities, any of the following:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of or premium on any debt security of that series when due and payable;

•	default in the deposit of any sinking fund payment, when and as due in respect of any debt security of that series;

•	default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 90 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	a default in the payment of principal when due or resulting in acceleration of our other debt or debt of our significant subsidiaries where the aggregate principal amount with respect to which such default or acceleration has occurred exceeds $35 million, provided that such event of default will be cured or waived if the default that resulted in the acceleration of such other indebtedness is cured or waived or such indebtedness is discharged;

•	certain events of bankruptcy, insolvency or reorganization of our company or any of our significant subsidiaries; and

•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

      No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

      If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of, and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

      The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

      No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

•	the holders of at least a majority in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

      Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, and any premium and interest on, that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

      If any securities are outstanding under the indenture, the indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

      We may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•	reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•	waive a default in the payment of the principal of, or premium or interest on, any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration as set forth above);

•	make the principal of, or premium or interest on, any debt security payable in currency other than that stated in the debt security;

•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, and premium and interest on, those debt securities and to institute suit for the enforcement of any such payment and waivers of defaults or events of default by holders; or

•	waive a redemption payment with respect to any debt security.

      We and the trustee may amend the indenture or the debt securities, without notice to or the consent of any holder of a debt security, to, among other things:

•	cure any ambiguity, defect or inconsistency;

•	comply with the indenture’s provisions with respect to successor corporations;

•	provide for the issuance of uncertificated debt securities in addition to or in place of certificated debt securities;

•	add to the covenants or the events of default for the benefit of holders of all or any series of debt securities or surrender any right or power conferred on us by the indenture;

•	add to, change or eliminate any of the provisions of the indenture in respect of one of more series of debt securities, provided, however, that any such addition, change or elimination (A) shall neither (1) apply to any debt security of any series created prior to the execution of such amendment and entitled to the benefit of such provision, nor (2) modify the rights of a holder of any such debt security with respect to such provision, or (B) shall become effective only when there is no outstanding debt security of any series created prior to such amendment and entitled to the benefit of such provision;

•	establish additional series of debt securities as permitted by the indenture; or

•	to comply with requirements of the SEC in order to maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

      Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, or any premium or interest on, any debt security of that series or in respect of a covenant or provision, which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

      Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

      This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

      Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•	we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of that series, or covenant defeasance.

      The conditions include:

•	depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•	delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

      Covenant Defeasance and Events of Default. In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money and/or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. In such a case, we would remain liable for those payments.

      “Foreign government obligations” means, with respect to debt securities of any series that are denominated in a currency other than U.S. dollars:

•	direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged which are not callable or redeemable at the option of the issuer thereof; or

•	obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government which are not callable or redeemable at the option of the issuer thereof.

Ranking Senior Debt Securities

      Our senior debt securities will rank equally with all our other unsecured and unsubordinated indebtedness.

Subordination

      The subordination provisions for a series of subordinated debt securities will be set forth in the applicable pricing supplement and in the subordinated debt securities themselves or a resolution of our board of directors, a supplemental indenture or an officers’ certificate. The indenture itself does not contain the subordination provisions; however, we anticipate that these subordination provisions will be substantially as set forth below.

      Upon:

(a) any distribution of our assets upon our dissolution, winding-up, liquidation or reorganization in bankruptcy, insolvency, receivership or other proceedings; or

(b) acceleration of the maturity of the subordinated debt securities; or

(c) a failure to pay any senior debt or interest thereon when due and continuance of that default beyond any applicable grace period; or

(d) acceleration of the maturity of any senior debt as a result of a default, the holders of all of our senior debt will be entitled to receive:

•	in the case of clauses (a) and (b) above, payment of all amounts due or to become due on all senior debt; and

•	in the case of clauses (c) and (d) above, payment of all amounts due on all senior debt, before the holders of any of the subordinated debt securities are entitled to receive any payment.

      So long as any of the events in clauses (a), (b), (c) or (d) above has occurred and is continuing, any amounts payable on the subordinated debt securities will instead be paid directly to the holders of all senior debt to the extent necessary to pay the senior debt in full and, if any payment is received by the trustee with respect to the subordinated debt securities or the holders of any of the subordinated debt securities before all senior debt is paid in full, the payment or distribution must be paid over to the holders of the unpaid senior debt. Subject to paying the senior debt in full, the holders of the subordinated debt securities will be subrogated to the rights of the holders of the senior debt to the extent that payments are made to the holders of senior debt out of the distributive share of the subordinated debt securities.

      “Senior debt” means with respect to the subordinated debt securities, the principal of, premium, if any, and interest, if any, on and any other payment in respect of indebtedness due pursuant to any of the following, whether outstanding on the date the subordinated debt securities are issued or thereafter incurred, created or assumed:

(a) all of our indebtedness evidenced by notes, debentures, bonds or other securities sold by us for money or other obligations for money borrowed;

(b) all indebtedness of others of the kinds described in the preceding clause (a) assumed by or guaranteed in any manner by us or in effect guaranteed by us through an agreement to purchase, contingent or otherwise, as applicable; and

(c) all renewals, extensions or refundings of indebtedness of the kinds described in either of the preceding clauses (a) and (b) unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same by its terms provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to or is pari passu with such securities.

      Due to the subordination provisions, if our assets are distributed upon insolvency, holders of our senior debt and certain of our general creditors may recover more, ratably, than holders of subordinated debt securities. The subordination provisions will not apply to money and securities held in trust under the satisfaction and discharge and the defeasance provisions of the applicable subordinated indenture.

      The subordinated debt securities and the indenture do not limit our ability to incur additional indebtedness, including indebtedness that will rank senior to subordinated debt securities. We may incur substantial additional amounts of indebtedness in the future.

Governing Law

      The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

Concerning the Trustee

      J.P. Morgan Trust Company, National Association is the trustee under the indenture. Notice to the trustee should be directed to Institutional Trust Services, 227 W. Monroe Street, Suite 2600, Chicago, Illinois, 60606.

      The indenture and provisions of the Trust Indenture Act of 1939 incorporated by reference therein contain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases, or to realize on property received in respect of any such claim, as security or otherwise. The trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transactions with us and our affiliates; provided, however, that if it acquires any conflicting interest (as defined in the Trust Indenture Act), it must eliminate the conflict or resign. The holders of a majority in principal amount of the then outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. The Trust Indenture Act and the indenture provide that in case an event of default shall occur (and be continuing), the trustee will be required, in the exercise of its rights and powers, to use the degree of care and skill of a prudent person in the conduct of such person’s affairs. Subject to such provision, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities issued thereunder, unless they have offered to the trustee indemnity satisfactory to it.

GLOBAL SECURITIES

Book-Entry, Delivery and Form

      Unless we state otherwise in the applicable supplemental prospectus, the debt securities initially will be issued in book-entry form and represented by one or more global notes or global securities (collectively, “global securities”). The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary (“DTC”), and registered in the name of Cede & Co., the nominee of DTC. DTC will be the only registered holder of these debt securities. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

      DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

      DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, which we sometimes refer to as “indirect participants,” that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

      Purchases of debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a “beneficial owner,” is in turn recorded on the direct and indirect participants’ records. Beneficial owners of debt securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased debt securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

      To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of debt securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the debt securities. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

      So long as the debt securities are in book-entry form, you will receive payments and may transfer debt securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the Borough of Manhattan, the City of New York, where notices and demands in respect of the debt securities and the indenture may be delivered to us and where certificated debt securities may be surrendered for payment, registration of transfer or exchange.

      Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

      Redemption notices will be sent to DTC. If less than all of the debt securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the debt securities of such series to be redeemed. Neither DTC nor Cede & Co. (or other DTC nominee) will consent or vote with respect to the debt securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the debt securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.

      So long as debt securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If debt securities are issued in definitive certificated form under the limited circumstances described below, we will have the option of paying interest by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the trustee at least 15 days before the applicable payment date by the persons entitled to payment.

      Redemption proceeds, distributions and dividend payments on the debt securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with debt securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

      Except under the limited circumstances described below, purchasers of debt securities will not be entitled to have debt securities registered in their names and will not receive physical delivery of debt securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the debt securities and the indenture. The laws of some jurisdictions may require that some purchasers of debt securities take physical delivery of debt securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in debt securities.

      DTC may discontinue providing its services as depositary with respect to the debt securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, securities certificates are required to be printed and delivered.

      As noted above, beneficial owners of a particular series of debt securities generally will not receive certificates representing their ownership interests in those securities. However, if:

•	DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of debt securities or if DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have such securities represented by one or more global securities and we deliver an officers’ certificate to the trustee to that effect; or

•	an event of default under the indenture has occurred and is continuing with respect to such series of securities,

we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for debt securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

      We have obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC’s book-entry system from sources that are believed to be reliable, but we take no responsibility for the accuracy of this information.

PLAN OF DISTRIBUTION

      We may sell the debt securities described in this prospectus from time to time in one or more transactions:

•	to purchasers directly;

•	to underwriters for public offering and sale by them;

•	through agents;

•	through dealers; or

•	through a combination of any of the foregoing methods of sale.

      We may distribute the debt securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices; or

•	negotiated prices.

Direct Sales

      We may sell the debt securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act, with respect to any resale of the debt securities. A prospectus supplement will describe the terms of any sale of debt securities we are offering hereunder.

To Underwriters

      The applicable prospectus supplement will name any underwriter involved in a sale of debt securities. Underwriters may offer and sell debt securities at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from us from sales of debt securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of debt securities for whom they may act as agent. Underwriters may be involved in any at the market offering of debt securities by or on our behalf.

      Underwriters may sell debt securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

      Unless we state otherwise in the applicable prospectus supplement, the obligations of any underwriters to purchase debt securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the debt securities if any are purchased.

      The applicable prospectus supplement will set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the debt securities at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

Through Agents and Dealers

      We will name any agent involved in a sale of debt securities, as well as any commissions payable by us to such agent, in a prospectus supplement. Unless we state otherwise in the applicable prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

      If we utilize a dealer in the sale of the debt securities being offered pursuant to this prospectus, we will sell the debt securities to the dealer, as principal. The dealer may then resell the debt securities to the public at varying prices to be determined by the dealer at the time of resale.

Delayed Delivery Contracts

      If we so specify in the applicable prospectus supplement, we will authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase the debt securities pursuant to contracts providing for payment and delivery on future dates. Such contracts will be subject to only those conditions set forth in the applicable prospectus supplement.

      The underwriters, dealers and agents will not be responsible for the validity or performance of the contracts. We will set forth in the prospectus supplement relating to the contracts the price to be paid for the debt securities, the commissions payable for solicitation of the contracts and the date in the future for delivery of the debt securities.

General Information

      The names of any agents, dealers or managing underwriters, and of any underwriters, involved in the sale of the debt securities under this prospectus and the applicable agent’s commission, dealer’s purchase price or underwriter’s discount or commission as well as the net proceeds to us from the sale of debt securities will be set forth in a prospectus supplement. Any underwriting compensation paid by us to underwriters or agents in connection with the offering of debt securities and any discounts, concessions or commissions allowed by underwriters to participating dealers will be set forth in a prospectus supplement.

      Underwriters, dealers and agents participating in a sale of the debt securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the debt securities may be deemed to be underwriting discounts and commissions, under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

      Underwriters or agents and their affiliates may be customers of, engage in transactions with or perform services for us or our affiliates in the ordinary course of business.

      Unless we indicate differently in a prospectus supplement, we will not list the debt securities on any securities exchange. The debt securities will be a new issue of securities with no established trading market. Any underwriters that purchase debt securities for public offering and sale may make a market in such debt securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We make no assurance as to the liquidity of or the trading markets for any debt securities.

LEGAL MATTERS

      The validity of the debt securities offered hereby will be passed upon for us by Bass, Berry & Sims PLC, Memphis, Tennessee. Certain other legal matters with respect to the securities offered hereby will be passed upon for us by Schreck Brignone, Las Vegas, Nevada.

EXPERTS

      Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended August 30, 2003, as set forth in their reports, which are incorporated by reference in the registration statement and this prospectus. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

      With respect to the unaudited condensed consolidated interim financial information for the twelve week periods ended November 22, 2003 and November 23, 2002, the twelve and twenty-four week periods ended February 14, 2004 and February 15, 2003, and the twelve and thirty-six week periods ended May 8, 2004 and May 10, 2003, incorporated by reference in the registration statement and this prospectus, Ernst & Young LLP has reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports, included in our Quarterly Reports on Form 10-Q for the quarters ended November 22, 2003, February 14, 2004, and May 8, 2004, and incorporated herein by reference, state that Ernst & Young LLP did not audit and they do not express an opinion on such interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted considering the limited nature of the review procedures applied. The independent registered public accounting firm is not subject to the liability provisions of Section 11 of the Securities Act of 1933, or the “Act,” for their reports on the unaudited interim financial information because those reports are not a “report” or a “part” of the registration statement prepared or certified by the registered public accounting firm within the meaning of Sections 7 and 11 of the Act.